Exhibit 10.1
EXECUTION COPY
INVESTMENT AGREEMENT
     This INVESTMENT AGREEMENT (this “Agreement”) dated as of May 26, 2008, is by and between Guaranty Financial Group Inc., a Delaware corporation (the “Company”) and TRT Financial Holdings, LLC, a Delaware limited liability company (the “Investor”).
W I T N E S S E T H:
     WHEREAS, the Company intends to sell to the Investor, and the Investor intends to purchase from the Company, (i) 7,423,333 shares of its common stock, par value $1.00 per share (the “Common Stock”), and (ii) a number of shares equal to the Preferred Purchase Number (as defined below) of a series of convertible preferred stock to be designated with the terms and attributes set forth in Exhibit A hereto (the “Convertible Preferred Stock”), all on the terms and subject to the conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
     Section 1. Certain Other Definitions. The following terms used herein shall have the meanings set forth below:
     “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.
     “Agreement” shall have the meaning set forth in the preamble hereof.
     "Benefit Plan” means all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA”), all employee pension benefit plans within the meaning of Section 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and all other employee benefit agreements or arrangements, including, but not limited to, all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock award, severance, employment, change of control, golden-parachute, consulting, dependent care, cafeteria, employee assistance, scholarship, or fringe benefit or similar plans, programs, agreements or policies, in all cases whether written, unwritten or otherwise, funded or unfunded, and whether or not ERISA is applicable to such plan, program, agreement or policy.
     “Board of Directors” means the Board of Directors of the Company.
     “Board Representative” shall have the meaning set forth in Section 9(c) hereof.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Code” means Internal Revenue Code of 1986, as amended as of the date hereof.

     “Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.
     “Common Purchase Price” shall have the meaning set forth in Section 2(a)(i) hereof.
     “Common Shares” shall have the meaning set forth in Section 2(a)(i) hereof.
     “Common Stock” shall have the meaning set forth in the recitals hereof.
     “Company” shall have the meaning set forth in the preamble hereof.
     “Company SEC Documents” shall have the meaning set forth in Section 3(e) hereof.
     “Company Significant Agreement” means any contract or agreement that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement.
     “Conversion Shares” shall mean the shares of Common Stock issuable or to be issued upon conversion of the Preferred Shares.
     “Convertible Preferred Stock” shall have the meaning set forth in the recitals hereof.
     “Determination Date” shall mean the date that is the 120th day following the First Closing, or if such day is not a Business Day, the first Business Day thereafter.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.
     “First Closing” shall have the meaning set forth in Section 2(b) hereof.
     “First Closing Date” shall have the meaning set forth in Section 2(b) hereof.
     “GAAP” shall have the meaning set forth in Section 3(f) hereof.
     “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization, including, without limitation, the OTS.
     “Indemnified Party” shall have the meaning set forth in Section 9(e)(ii) hereof.
     “Indemnifying Party” shall have the meaning set forth in Section 9(e)(ii) hereof.
     “Investor” shall have the meaning set forth in the preamble hereof.
     “Issuer Sale Transaction” shall have the meaning set forth in Section 9(a) hereof.

     “Material Adverse Effect” or “Material Adverse Change” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the First Closing or the Second Closing; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Change has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of each Investor, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2007 (but not the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.
     “OTS” means the United States Office of Thrift Supervision.
     “OTS Approval” means a determination by OTS that the Investor has rebutted the presumption of control under 12 CFR § 574.
     “Per Share Price” means, with respect to any issuance of any class or series of convertible preferred stock, (A) (1) the aggregate purchase price (net of any brokerage, transaction, acquisition, advisory, due diligence, origination or similar fees, but excluding expense reimbursements and underwriting discounts, fees or commissions) paid for all such shares of convertible preferred stock in such issuance, divided by (2) the number of shares of Common Stock into which all such shares of convertible preferred stock would be converted if they were so converted immediately following such issuance, multiplied by (B) the number of shares of Common Stock into which one such share of convertible preferred stock would be converted if it were so converted immediately following such issuance.
     “Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, Governmental Entity, unincorporated organization or other legal entity.
     “Preferred Purchase Number” means the number of shares of Convertible Preferred Stock that, if such shares were issued to the Investor on the Determination Date, immediately converted into Common Stock, and then added to the number of shares of

Common Stock already beneficially owned by the Investor on the Determination Date (which number of shares a senior executive officer of the Investor shall, on behalf of the Investor, certify to the Company in writing on the Business Day following the Determination Date), would result in the Investor owning 19.9% of the issued and outstanding shares of Common Stock on the Determination Date immediately following such issuance.
     “Preferred Purchase Price” shall have the meaning set forth in Section 2(a)(ii) hereof.
     “Preferred Shares” shall have the meaning set forth in Section 2(a)(ii) hereof.
     “Registrable Securities” means all shares of Common Stock (whether such shares are now owned or acquired after the date hereof but on or before the date of the Second Closing) owned by the Investor and all shares of Common Stock issued or issuable directly or indirectly with respect to the Common Stock by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation, or other reorganization. As to any securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (i) a registration statement with respect to the sale by the holder thereof is declared effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) they have been acquired by the Company, (iii) they have been sold to the public pursuant to Rule 144 or Rule 145 or other exemption from registration under the Securities Act, or (iv) they are able to be sold in their entirety by the Investor or transferee holding such securities pursuant to Rule 144 under the Securities Act within any single three-month period.
     “Registration Notice” shall have the meaning set forth in Section 10(a) hereof.
     “Regulatory Approvals” means the Shareholder Approval, the OTS Approval, the filing of a Biographical Form and Certificate of License Qualification with the Texas Department of Insurance, and the filing of a certificate of rights, designations and preferences by the Company relating to the Convertible Preferred Stock.
     “Required Registration” shall have the meaning set forth in Section 10(a) hereof.
     “Rights Agreement” shall have the meaning set forth in Section 6(f) hereof.
     “Rights Offering” means the distribution by the Company to holders of its Common Stock of record rights to subscribe for and purchase shares of Common Stock, all as described in that certain registration statement on Form S-1, file No. 333-150558, as the same may be amended or supplemented from time-to-time.
     “Rights Offering Prospectus” means the final prospectus used with regard to the Rights Offering.
     “Second Closing” shall have the meaning set forth in Section 2(c) hereof.
     “Second Closing Date” shall have the meaning set forth in Section 2(c) hereof.

     “Securities” shall have the meaning set forth in Section 2(a)(ii) hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.
     “Shareholder Approval” means approval by stockholders of the Company as required by Rule 312.03 of the New York Stock Exchange Listed Company Manual.
     “Spin-Off” means the transaction by which shares of Common Stock were distributed to stockholders of Temple-Inland, which transaction was completed on December 28, 2007.
     “Standstill” shall have the meaning set forth in Section 9(a) hereof.
     “Subject Securities” shall mean any security issued by the Company or any of its subsidiaries that would, initially or upon exercise, qualify as “Tier 1 capital” or “Tier 2 capital” under the regulations of the OTS but excludes shares of Common Stock that are issued or are issuable pursuant to a stock option plan, restricted stock plan, agreements or other incentive stock arrangements approved by the stockholders and a majority of the Board of Directors or an authorized committee thereof; or shares of Common Stock issued in a split or subdivision of the outstanding shares of Common Stock, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, exchangeable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof).
     “Taxes” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other Person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans).
     “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     “Temple-Inland” means Temple-Inland Inc., the former parent of the Company.
     “Third-Party Tender Offer” shall have the meaning set forth in Section 9(a) hereof.
     “Voting Securities” means securities of the Company with the power to vote with respect to the election of directors generally, including, without limitation, the Common Stock.

     Section 2. Purchase; Closings.
     (a) On the terms and subject to the conditions set forth herein:
     (i) the Investor hereby agrees, at the First Closing, to purchase from the Company, and the Company hereby agrees to sell to the Investor, for an aggregate purchase price of $38,378,630.68 (the “Common Purchase Price”), 7,423,333 shares of Common Stock (the “Common Shares”), which Common Shares are equal in number to 19.9% of the number shares of Common Stock of the Company issued and outstanding as of the date hereof; and
     (ii) the Investor hereby agrees, at the Second Closing, to purchase from the Company, and the Company hereby agrees to sell to the Investor, for a purchase price per share of the lower of (A) $51.70 per share (assuming a 10:1 initial conversion ratio), or (B) the Per Share Price at which any class or series of convertible preferred stock is issued by the Company to any third party on or prior to the Second Closing Date, in each case subject to adjustment for any stock split, reverse stock split, stock dividend or other combination or division affecting shares of Common Stock (the “Preferred Purchase Price”), a number of             shares of Convertible Preferred Stock equal to the Preferred Purchase Number (the “Preferred Shares” and, together with the Common Shares, the “Securities”).
     (b) First Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 7 hereof, the closing of the purchase of the Common Shares hereunder (the “First Closing”) shall occur at the Dallas, Texas offices of Fulbright & Jaworski L.L.P. at 10:30 a.m., Dallas, Texas time, on June 2, 2008, or such earlier time as the conditions to Closing set forth in Section 7(a) hereof (other than delivery of the items to be delivered on or at the Closing as set forth in Section 5(a) hereof) shall be satisfied (the “First Closing Date”).
     (c) Second Closing. The closing of the purchase of the Preferred Shares hereunder (the “Second Closing”) shall occur at the Dallas, Texas offices of Fulbright & Jaworski L.L.P. at 10:30 a.m., Dallas, Texas time, on the date that is three Business Days following the Determination Date (the “Second Closing Date”). The obligation of the Company to issue and sell, and the Investor to purchase and pay for, the Preferred Shares shall be irrevocable and absolute, subject only to the conditions that (i) the First Closing shall have occurred; (ii) in the case of the Company, that the Investor shall have tendered the Preferred Purchase Price; and (iii) in the case of the Investor, that the Company shall have tendered for delivery the Preferred Shares on the terms provided herein and shall, as of the Second Closing Date, have made all filings required to be made under the Exchange Act and with the OTS.
     Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:
     (a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Company’s material subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, and each of the

Company and the Company’s material subsidiaries is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.
     (b) Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). All of the Securities to be issued to the Investor hereunder, or the Conversion Shares to be issued to the Investor upon conversion of the Preferred Shares, will have been duly authorized for issuance prior to the First Closing Date (with respect to the Common Shares); the Second Closing Date (with respect to the Preferred Shares); and Conversion thereof (in the case of the Conversion Shares) as applicable, and, when issued, paid for and delivered as set forth herein, or in the certificate of designations, rights and preferences of the Convertible Preferred Shares, as applicable, the Securities and the Conversion Shares will be validly issued, fully paid and non-assessable.
     (c) Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which, (i) 37,303,180 shares are issued and outstanding, as of May 18, 2008, and (ii) 2,100,570 shares are reserved for issuance upon exercise of options and other awards granted under the Company’s stock option and incentive plans, as of May 18, 2008; and 25,000,000 shares of preferred stock, $0.01 par per share, none of which is issued and outstanding as of May 18, 2008. All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights.
     (d) No Conflicts. Except as disclosed to you in writing, the issuance and sale of the Securities and the Conversion Shares, the execution, delivery and performance by the Company of this Agreement, the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) result in any violation of the provisions of any of the organizational or governing documents of the Company or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, or (iii) require any consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its properties (other than the Regulatory Approvals).
     (e) Reports. Since December 28, 2007, the Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Exchange Act, or the Securities Act (all such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including without limitation all financial statements and schedules included in the Company SEC Documents, at the time filed or, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.
     (f) Financial Statements. The Company’s financial statements, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes and schedules thereto) during the periods involved and present fairly the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments and the provisions of Regulation S-X as adopted by the Commission). Since the date of the most recent balance sheet included in the Company Financial Statements, (i) the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP, nor has it been advised by its independent registered accounting firm or any Governmental Entity that any such change in method of accounting or accounting practice is appropriate and (ii) there has been no Material Adverse Change.
     (g) No Undisclosed Liabilities. Neither the Company nor any of its material subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities that have arisen since March 31, 2008 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under agreements entered into in the ordinary course of business or that are disclosed in the Company SEC Documents, and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.
     (h) Company Significant Agreements. Each of the Company Significant Agreements is valid and binding on the Company and its subsidiaries, as applicable, and in full force and effect; the Company and each of its subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and as of the date hereof, neither the Company nor any of its subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.
     (i) Governmental Consents. Other than the Regulatory Approvals, and the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental

Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.
     (j) Controls and Procedures. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (k) Properties and Leases. The Company and its subsidiaries have good and marketable title to all real properties and all other material properties and assets owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them. The Company and its subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.
     (l) Taxes. (i) Each of the Company and its material subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and (y) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its material subsidiaries, which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (iii) there are no material liens for Taxes upon the assets of either the Company or its material subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
     (m) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any of its subsidiaries or to which any of their assets are subject, nor is the Company or any of its subsidiaries subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect.
     (n) Compliance with Laws. The Company and each of its subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such subsidiary. The Company and each of its subsidiaries has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity.
     (o) Insurance. The Company and each of its material subsidiaries are presently insured, and since December 27, 2007 have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.
     (p) Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement will be deemed approved by the Board of Directors for the purposes of Section 203 of the Delaware General Corporation Law.
     (q) Mortgage Banking Business. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:
     (i) The Company and each of its subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any of its subsidiaries satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
     (ii) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of its subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its subsidiaries or (C) indicated in writing to the Company or any of its subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its subsidiaries’ compliance with laws.

     (iii) For purposes of this Section 3(q): (A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities; (B) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its subsidiaries, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral
     (r) Agreements with Regulatory Agencies. As of the date hereof, neither the Company nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive of, any Governmental Entity that in a material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business.
     (s) Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Company SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Company SEC Documents.
     (t) Other Capital Commitments. Except as previously disclosed by the Company to the Investor in writing prior to its execution and delivery of this Agreement (including as set forth in Section 3(c) above), as of the date hereof, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issue of, or securities or rights convertible into or exchangeable for, any shares of Common Stock, preferred stock, subordinated debt, trust preferred securities, or any other equity or debt securities of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or debt securities of the Company.

Section 4. Representations and Warranties of Investors. The Investor represents and warrants to the Company as follows:
     (a) Organization and Authority. Such Investor is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement.
     (b) Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Investor and constitutes a binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (c) No Affiliates. The Investor is not an Affiliate of any other stockholder of the Company or, to the knowledge of the Investor, any other Person investing in the Company, is not acting in concert with any other Person and is not a member of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s securities, and has no current intention to act in the future in a manner that would make it a member of such a group.
     (d) Purchase for Investment. The Investor acknowledges that neither the Securities nor the Conversion shares have been registered under the Securities Act or under any state securities laws. Such Investor (i) is acquiring the Securities, and will acquire the Conversion Shares, if any, pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities or the Conversion Shares to any Person, (ii) will not sell or otherwise dispose of any of the Securities or the Conversion Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and the Conversion Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and is either a “qualified institutional investor” within the meaning of Rule 144A promulgated under the Act, or a large institutional “accredited investor” within the meaning of the Commission’s response to the “No-Action Letter” submitted to the Commission on behalf of Black Box Inc. on June 25, 1990 (publicly available June 26, 1990).
     (e) Knowledge as to Conditions. As of the date of this Agreement, the Investor knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.
     (f) Sufficient Funds. The Investor has and will have prior to the First Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the Company the Common Purchase Price payable hereunder by the Investor. The Investor has and will have prior to the Second Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the Company the aggregate Preferred Purchase Price payable hereunder by the Investor.
     (g) No Prior Understandings. Prior to the Spin-Off, neither the Investor nor any Person acting on behalf of the Investor, with the Investor’s explicit or implicit permission, had an agreement, understanding, arrangement, or substantial negotiations with any Person acting on behalf of Temple-Inland or the Company regarding the Rights Offering or any other acquisition of shares of Common Stock, Convertible Preferred Stock or other equity interests in the Company.
     (h) Ownership. As of the close of business on the Business Day immediately preceding the date hereto, the Investor beneficially owns (as determined in accordance with Rule 13d-3 under the Exchange Act) the number of shares of Common Stock set forth next to the Investor’s name on Schedule 1 hereof and, other than as set forth on Schedule 1 hereof, does not beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) or have the right to vote with respect to any equity securities of the Company.
     (i) No Conflict. The execution, delivery and performance by the Investor of this Agreement and the consummation by it of the transactions contemplated hereby and thereby will not violate any statute, order, rule or regulation of any Governmental Entity having jurisdiction over the Investor or any of its properties.
     (j) No Broker. The Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
     (k) Non-Reliance. The Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, including, without limitation, Keefe, Bruyette & Woods, Inc, except for the statements, representations and warranties by the Company contained in this Agreement.
     (l) Company Reliance. The Investor acknowledges that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements in this Agreement and that its commitments hereunder will be described in the Rights Offering Prospectus.
Section 5. Deliveries at Closings.
     (a) First Closing.
     (i) Company Deliverables. At the First Closing, the Company shall deliver to the Investor the following:
     (A) A certificate or certificates representing Common Shares, or evidence of book-entry record ownership of such Common Shares; and
     (B) A certificate of a senior officer of the Company on its behalf to the effect that (1) the representations and warranties of the Company in Section 3 are true and correct on and as of the First Closing Date as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date, and except, in all cases, as would not result in a Material Adverse Change, (2) the Company has complied in all material respects with its obligations hereunder that are required to be complied with by it at or prior to the First Closing, and (3) the Investor will be the record holder of the Common Stock so delivered on the record date for the Rights Offering or for any other dividend or distribution made to holders of the Company’s Common Stock after the date hereof.
     (ii) Investor Deliverables. At the First Closing, the Investor shall deliver to the Company the following:
     (A) Payment of the Common Purchase Price in United States dollars by means of wire transfers of immediately available funds to an account specified in writing by the Company; and
     (B) A certificate of a senior officer of the Investor on its behalf to the effect that (1) the representations and warranties of the Investor contained in Section 4 are true and correct on and as of the First Closing Date as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date, and except, in all cases, as would not, individually or in the aggregate, materially impair the ability of the Investor to perform its obligations hereunder or to consummate the First Closing, and (2) the Investor has complied in all material respects with its obligations hereunder that are required to be complied with by it at or prior to the First Closing.
     (b) Second Closing.
     (i) Company Deliverables. At the Second Closing, the Company shall deliver to the Investor a certificate or certificates representing the Preferred Shares, or evidence of book-entry record ownership of such Preferred Shares; and
     (ii) Investor Deliverables. At the Second Closing, the Investor shall deliver to the Company Payment of the Preferred Purchase Price in United States dollars by means of wire transfers of immediately available funds to an account specified in writing by the Company.
Section 6. Covenants.
     (a) Public Statements. Attached to this Agreement as Exhibit B is a form of press release that will be jointly issued by the Company and the Investor on the date hereof.
     (b) Certain Acquisitions and Sales. Between the date hereof and through and including the First Closing Date, neither the Investor nor any of its Affiliates shall sell, transfer, convey, assign, acquire or purchase ownership of (including beneficial ownership as determined under Rule 13d-3 under the Exchange Act) any shares of Common Stock; provided, however, that the foregoing shall not restrict the acquisition of shares of Common Stock by the Investor from the Company pursuant to Section 2 of this Agreement.
     (c) Regulatory Approvals. The Investor shall use its commercially reasonable best efforts to obtain, as promptly as practicable, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow the Investor to acquire the Securities and Conversion Shares it will or may acquire or to own or control the Securities and Conversion Shares it will or may own or control following the date hereof, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority, including the Regulatory Approvals. In performing its obligations under this Section 6(c), the Investor will cooperate with the Company, provide the Company with advance notice of and an opportunity to comment to all regulatory filings, applications and support materials, and will provide the Company with advance notice of and an opportunity to participate in any meetings (including telephonic conferences) with any regulatory authorities regarding any such approvals. Without limiting the foregoing, the Investor agrees that it will promptly, and in any event on the Business Day following the date hereof, make to the OTS a submission rebutting the presumption of control of the Company as provided in 12 CFR §574.4(e) and offer to enter into the Rebuttal of Control Agreement required by 12 CFR §574.100.
     (d) Cooperation. The Investor will, and will cause its Affiliates to, cooperate with the Company and use commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions in order to facilitate the successful consummation of the transactions contemplated hereby. From and after the date hereof and continuing after the closing of the transactions contemplated hereby, the Company will, and will cause its Affiliates to (i) cooperate with the Investor and use commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions in order to facilitate the successful consummation of the transactions contemplated hereby, and (ii) assist the Investor in any appearances and proceedings before and consents, approvals, or waivers sought from any Governmental Entity.
     (e) Legends. (i) The Investor agrees that all certificates or other instruments representing the Securities and the Conversion Shares subject to this Agreement will bear a legend substantially to the following effect:
     (A) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (B) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT

AGREEMENT, DATED AS OF MAY 26, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
     (ii) Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities or Conversion Shares to be transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.
     (f) Preemptive Right. From the First Closing Date until the earlier to occur of (a) the first anniversary of the First Closing Date and (b) the first date on which the Investor ceases to beneficially own 5% of the issued and outstanding Common Stock, the Company and its subsidiaries shall not issue or sell any Subject Securities without first complying with this Section 6(f). The Company hereby grants to the Investor the preemptive right to purchase, pro rata, all or any part of the Subject Securities that the Company or any of its subsidiaries may, from time to time, propose to sell or issue. In the event that Subject Securities are offered or sold as part of a unit with other securities, the Investor must, if the Investor elects to exercise its preemptive right to purchase the Subject Securities, exercise its preemptive right with respect to all of the securities comprising part of the units on the same terms that the Company proposes to offer such units to other parties. The Investor’s pro rata share for purposes of this Section 6(f) is the ratio that the number of shares of Common Stock beneficially owned by the Investor immediately before giving effect to the proposed issuance of the Subject Securities bears to the total number of shares of Common Stock then issued and outstanding. In the event the Company proposes to issue or sell Subject Securities, it shall give the Investor written notice of its intention, describing the type of Subject Securities and the price and terms upon which the Company proposes to issue or sell the Subject Securities. In the event that the Subject Securities include securities the acquisition of which by the Investor would result in the Investor becoming an “Acquiring Person” or similar status within the meaning of the Rights Agreement of the Company dated December 11, 2007 (as amended, the “Rights Agreement”), the Company shall take such action as is necessary, including amending the Rights Agreement or structuring the proposed issuance of Subject Securities, so that the Investor will not become such an Acquiring Person or similar status. The Investor shall have five Business Days from the date of such notice to irrevocably agree to purchase up to its pro rata share of the Subject Securities for the price and upon the terms (including brokerage, transaction, acquisition, advisory, due diligence, origination or similar fees, but excluding expense reimbursements and underwriting discounts, fees or commissions) specified in the notice by giving written notice to the Company stating the quantity of Subject Securities agreed to be purchased. The Investor acknowledges that the acquisition of the Subject Securities may be subject to stockholder approval under the rules of the New York Stock Exchange and subject to any required approval from any Governmental Entity. In the event the Investor fails to exercise such preemptive right within such five Business Day period, the Company shall have 90 days to sell the Subject Securities not agreed to be purchased by the Investor at the same price and upon the same terms specified in the Company’s notice described above. In the event the Company has not sold the Subject Securities within such ninety-day period, the Company shall not thereafter issue or sell any Subject Securities without first offering such securities in the manner provided above.
     (g) Information. The Company covenants and agrees that, from and after the date hereof and through and including the date of the Second Closing, it will promptly inform the Investor if the Company becomes bound by any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issue of, or securities or rights convertible into or exchangeable for, any shares of Common Stock, preferred stock, subordinated debt, trust preferred securities, or any other equity or debt securities of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or debt securities of the Company, provided, however, that this covenant shall not apply to shares of Common Stock that are issued or are issuable pursuant to a stock option plan, restricted stock plan, agreement or other incentive stock arrangements; or shares of Common Stock issued in a split or subdivision of the outstanding shares of Common Stock, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, exchangeable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock.
     Section 7. Conditions to First Closing.
     (a) The obligations of the Investor to consummate the purchase of the Common Shares at the First Closing as contemplated hereunder are subject to the fulfillment, prior to or on the First Closing Date, of the following conditions:
     (i) The representations and warranties of the Company in Section 3 shall be true and correct as of the date hereof and at and as of the First Closing Date as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date, and except, in all cases, as would not result in a Material Adverse Change;
     (ii) The Company shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the First Closing;
     (iii) No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement, and the Investor shall have obtained the Regulatory Approvals applicable to it;
     (iv) the record date for the Rights Offering shall not have occurred; and
     (v) The Company shall have received from Fulbright & Jaworski L.L.P. an opinion that the issuance of the Common Shares and the Convertible Preferred Shares, as provided herein, will not result in Distribution Taxes (as such term is defined in that certain Tax Matters Agreement by and among Temple-Inland, Forestar Real Estate Group Inc., and the Company, dated as of December 11, 2007) imposed under the Code with respect to the Spin-Off.

     (b) The obligations of the Company to consummate the sale of the Common Shares at the First Closing as contemplated hereunder are subject to the fulfillment, prior to or on the First Closing Date, of the following conditions:
     (i) The representations and warranties of the Investor in Section 4 shall be true and correct as of the date hereof and at and as of the First Closing Date as if made as of such date, except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date, and except, in all cases, as would not, individually or in the aggregate, materially impair the ability of the Investor to perform its obligations hereunder or consummate the transactions contemplated hereby;
     (ii) The Investor shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the First Closing; and
     (iii) No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement, and the Investor shall have obtained the Regulatory Approvals applicable to it.
Section 8. Termination.
     (a) This Agreement may be terminated at any time prior to the First Closing Date by the Company on one hand or the Investor on the other hand, by written notice to the other if there is a material breach of this Agreement by the other party that is not cured within five (5) days after such material breach.
     (b) This Agreement may be terminated by either party by written notice thereof to the other at any time following June 30, 2008 if the First Closing shall not have occurred on that date.
     Section 9. Additional Covenants.
     (a) Standstill. The parties hereto agree that the one (1) year period specified in the first sentence of Section 6 (Standstill) (the “Standstill”) of that certain Confidentiality Agreement by and between the Company and the Investor shall expire on December 31, 2008, and, the Standstill will not apply to purchases of Common Stock by Investor to the extent such purchases result in the Investor having beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of less than 19.9% of the issued and outstanding shares of Common Stock. In addition, the Standstill shall automatically become inoperative and of no force or effect if (a) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement to acquire more than 20% of the equity securities of the Company or assets of the Company or its subsidiaries representing more than 20% of the consolidated earning power of the Company and its subsidiaries (an “Issuer Sale Transaction”), (b) a third party makes a tender offer for more than 20% of the equity securities of the Company (a “Third-Party Tender Offer”) and the Company files a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer, (c) the Company effects a transaction, or series of related transactions, involving the issuance of securities representing 15% or more (assuming the conversion of all convertible securities issued in such transaction or series of related transactions) of the pro-forma outstanding equity securities of the Company, unless the Investor is offered the opportunity to participate in, or does in fact participate in, such transaction and, such opportunity if accepted by the Investor would result in the Investor beneficially owning equity securities of the Company representing at least the same percentage of the outstanding equity securities of the Company that it beneficially owned immediately prior to such transaction, (d) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) commences a solicitation of proxies or written consents to elect to the Board of Directors any individuals or slate of individuals in a contest with any individuals or slate of individuals whose nomination has been approved by the Nominating and Corporate Governance Committee (or its equivalent) of the Company, or (e) termination of the Rights Agreement or an increase in the triggering threshold thereunder to a percentage in excess of 20%, in which case the percentage limitation in the first sentence of this Section 9(a) shall be increased to one-tenth of one percent less than such revised triggering threshold. Notwithstanding the foregoing or any other provision of this Agreement, the Investor shall not be required to (A) vote any shares or other voting equity securities of the Company that it beneficially owns in favor of, or provide a consent or proxy approving, any Issuer Sale Transaction, or (B) tender any equity securities of the Company in response to a Third-Party Tender Offer.
     (b) Lock-Up. The Investor hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the date hereof and ending on the first to occur of (i) the closing of the Rights Offering, or (ii) June 30, 2008, (1) offer, pledge in margin transactions, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the voting rights or economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of the Company, it will not, during the period commencing on the date hereof and ending on the first to occur of (i) the closing of the Rights Offering, and (ii) June 30, 2008, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.
     (c) Governance Matters.
     (i) The Company will, concurrently with the First Closing, cause one person nominated by the Investor (the “Board Representative”) to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed). After such appointment, so long as the Investor beneficially owns (as determined in accordance with Rule 13d-3 under the Exchange Act) at least 10% of the outstanding shares of Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock), the Company will be required to recommend to its stockholders the election of the Board Representative at the

Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed), to the Board of Directors. If the Investor no longer beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) the minimum number of Securities specified in the prior sentence, the Investor will have no further rights under Section 9(c), and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter.
     (ii) The Board Representative (including any successor nominee) duly selected in accordance with Section 9(a)(i) shall, subject to applicable law, be the Company’s and the Company’s Governance Committee’s nominee to serve on the Board of Directors. The Company shall use all reasonable best efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.
     (iii) Investor shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director. The Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the Company’s Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).
     (iv) The Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representative of all regular and special meetings of the Board of Directors and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.
     (v) For so long as the Board Representative is entitled to serve on the Board of Directors, upon the Investor’s request, the Company will promptly take such actions as may be necessary to appoint the Board Representative to the board of directors of Guaranty Bank and the governing board of any bank or savings institution subsequently acquired by the Company.

     (d) Reservation for Issuance. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the full number of shares of Common Stock issuable upon the conversion of all the Preferred Shares from time to time outstanding. Additionally, the Company shall at all times from and after the First Closing Date and until the Second Closing Date (or until three Business Days following the Determination Date if no shares of Convertible Preferred Stock are required to be issued at the Second Closing) reserve and keep available, out of its authorized but unissued shares of preferred stock, solely for the purpose of issuing the Preferred Shares at the Second Closing, a sufficient number of shares of preferred stock to allow the issuance of all shares of Preferred Stock necessary to be issued to the Investor at such Second Closing Date.
     (e) Indemnification.
     (i) The Company agrees to indemnify, defend and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls the Investor within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other Person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of such Investor, but not including the transactions contemplated hereby).
     (ii) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9(e) unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
     (iii) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.
     (f) Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Preferred Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance (and, in the case of the shares of Common Stock issuable upon conversion of the Preferred Shares, upon receipt of stockholder approval of such conversion), as promptly as practicable, and in any event before the Second Closing if permitted by the rules of the New York Stock Exchange.
     (g) Stockholder Meeting. The Company shall call a special meeting of its stockholders, as promptly as practicable following the Second Closing Date to approve the conversion of the Preferred Shares into Common Stock for purposes of complying with the requirements of the New York Stock Exchange, and (B) use commercially reasonable efforts to take any other action necessary to effect such conversion. The Board of Directors, to the extent it is consistent with their fiduciary duties, shall recommend to the Company’s stockholders that such stockholders vote in favor of the proposals required by this Section 9(g). In connection with such meeting, the Company shall promptly prepare and file with the Commission a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five Business Days after clearance thereof by the Commission staff, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. In the event that the approvals necessary to permit the Preferred Shares to be converted into Common Stock are not obtained at such special stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors, to the extent it is consistent with their fiduciary duties, shall recommend approval of) such issuance at a meeting of its stockholders no less than once in each subsequent six-month period beginning on January 1, 2009 and ending on the earlier of (1) the date such approval is obtained or made, or (2) May 31, 2012.
Section 10. Registration Rights.
     (a) Required Registration. At any time following the expiration of the transfer restrictions set forth herein, Investor will have the right, by written notice (the “Registration Notice”) to the Company, to require the Company to use reasonable efforts to register (the “Required Registration”) under the Securities Act all or any portion of the Registrable Securities owned by Investor at the time the Registration Notice is delivered to the Company; provided that the Company shall be obligated to register such Registrable Securities pursuant to this Section 10(a) on only two occasions. The Company shall be entitled to sell shares of Voting Securities (to be newly issued or from shares held in treasury) pursuant to such Required Registration. Upon receipt of such Registration Notice, the Company will, as promptly as practicable, prepare and file with the SEC and use its reasonable efforts to cause to become effective promptly, a registration statement under the Securities Act registering the Registrable Securities specified in the Registration Notice; provided, however, that the Company shall be entitled to defer any such filing (i) which would result in an effective registration statement within six months of an underwritten offering by the Company of its equity securities for its own account or (ii) for a period of up to 180 days upon a determination by the Company’s Board that the filing of a registration statement at such time would be detrimental to the Company due to the pendency of a material acquisition or financing or for other reasonable cause.
     (b) Incidental Registration Rights. In addition to the provisions contained in Section 10(a), if the Company shall at any time after the expiration of restrictions transfer restrictions set forth herein seek to register under the Securities Act for sale to the public in an underwritten offering any of its equity securities (other than a registration on Form S-4 or Form S-8, or any successor or other forms promulgated for similar purposes) and if the form of registration statement proposed to be used may be used for the registration of Registrable Securities, on each such occasion it shall promptly furnish Investor with prior written notice thereof. At the written request of Investor, given (i) at a time when Investor beneficially owns 5% or more of the outstanding Voting Securities and (ii) within five days after the receipt of such notice, to register any of Investor’s Registrable Securities, the Company will cause such Registrable Securities, for which registration shall have been requested, to be included in such registration statement in an amount so as to permit the sale or other disposition by Investor as part of such underwritten public offering of such Registrable Securities as are registered, provided, that if the managing underwriter shall advise the Company in writing that, in its opinion, the number of securities requested and otherwise proposed to be included in such offering exceeds the number that can be sold without adversely affecting the marketability of the offering, the Company will include in such registration to the extent of the number which the Company is so advised can be sold in such offering, first, the securities the Company proposes to sell in such registration and second, the Registrable Securities of Investor that Investor requested to be included in such registration, which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above.

     (c) Expenses. All expenses incurred by the Company in complying with this Section 10, including all registration and filing fees, printing expenses, fees, and disbursements of counsel (including one counsel for the Investor) and independent public accountants for the Company and the Investor, fees of the Financial Industry Regulatory Authority, listing or quotation fees, and fees of transfer agents and registrars, shall be borne in full by the Company. Investor shall be responsible for all underwriting commissions, transfer taxes, discounts and fees with respect to Registrable Securities.
     (d) Listing. The Company shall cause all Securities registered as provided in this Section 10 to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ stock market, as determined by the Company.
     Section 11. Survival. The representations and warranties of the Company contained in this Agreement or in any certificate delivered hereunder shall terminate on and as of the First Closing.
     Section 12. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:
     (a) if to the Company, at:
Guaranty Financial Group Inc.
8333 Douglas Avenue
Dallas, Texas 75225
Attention: Scott A. Almy
Telecopy No.: (214) 360-1941
with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Glen J. Hettinger
Telecopy No.: (214) 855-8200
     (b) if to the Investor, at:
c/o TRT Holdings, Inc.
600 East Colinas Blvd, Suite 1900
Irving, Texas 75039

Attention: Michael G. Smith
Telecopy No.: (214) 283-8516
with a copy (which shall not constitute notice) to:
Powell Goldstein LLP
One Wachovia Center
301 South College Street, Suite 3700
Charlotte, North Carolina 28202
Attention: B.T. Atkinson
Telecopy No.: (704) 749-8990
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 12. If notice is given pursuant to this Section 12 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.
Section 13. Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
Section 14. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement.
Section 15. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without giving effect to conflicts or law principles or other principles that would require the application of any other law.
Section 16. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 17. Expenses. Except as set forth herein, each of the Company and the Investor shall pay its respective fees and expenses related to the transactions contemplated by this Agreement; provided, however, that the Company shall pay the Investor a one-time fee of $350,000, which the parties agree is a reasonable amount to reimburse the Investor for its expenses incurred in connection with the transactions contemplated by this Agreement.

Section 18. Miscellaneous.
     (a) Construction.
     (i) the word “or” will not be exclusive;
     (ii) inclusion of items in a list will not be deemed to exclude other terms of similar import;
     (iii) all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;
     (iv) the word “include” and its correlatives means to include without limitation;
     (v) terms that imply gender will include all genders;
     (vi) defined terms will have their meanings in the plural and singular case;
     (vii) references to Sections, Articles, Annexes and Exhibits are to the Sections, Articles, Annexes and Exhibits to this Agreement;
     (viii) financial terms that are not otherwise defined have the meanings ascribed to them under United States generally accepted accounting principles as of the date of this Agreement;
     (ix) the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences; and
     (x) the headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.
     (b) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

TRT Financial Holdings, LLC

By:	/s/ Robert B. Rowling

Name:	Robert B. Rowling

Title:	Manager

Guaranty Financial Group Inc.

By:	/s/ Ronald D. Murff

Name:	Ronald D. Murff

Title:	Chief Financial Officer

Signature Page to Investment Agreement

Exhibit A
Terms of the Convertible Preferred Stock

Stockholder Approval:	The Company must hold a meeting of stockholders to seek approval of the convertibility of the Convertible Preferred Stock for the purposes of 312.03(b) of the New York Stock Exchange Listed Company Manual (the “Stockholder Meeting”) before the 120th day after the Determination Date.

Conversion:	The Convertible Preferred Stock will be mandatorily convertible into Common Stock of the Company promptly upon stockholder approval of the issuance of the Common Stock underlying the Convertible Preferred Stock. To the extent the conversion is not approved by stockholders at the initial meeting therefor and the increase in the conversion ratio would cause TRT to exceed the then current threshold for GFG’s stockholder rights plan, the Board of Directors will take any actions necessary to exempt the change in the conversion ratio or the issuance of Common Stock pursuant thereto to not trigger GFG’s stockholder rights plan.

Conversion Ratio:	Initially 10:1 (i.e. 10 shares of Common Stock for each share of Convertible Preferred).

Reduced to effectively reduce the conversion price $0.50 each six month period beginning after the Stockholder Meeting until such time as the Company obtains stockholder approval of the issuance of the Common Stock underlying the Convertible Preferred Stock.

Conversion price floor of $3.00

Conversion right limited so that, after conversion, the holder will not beneficially own more than 19.9% of the issued and outstanding Common Stock of the Company to comply with the stockholder rights plan of the Company.

Dividend Rate:	Initially 14% per year. Dividends will be cumulative.

Increases 2.0% every 6 months following Stockholder Meeting.

Maximum rate of 18% per year.

Payment Dates:	Initial dividend payment due three months after the Stockholder Meeting (but accrues from the date of issuance of the Convertible Preferred Stock), and semi-annually after that unless the stockholders have approved the issuance of the Common Stock underlying the Convertible Preferred Stock.
Exhibit A to Investment Agreement